Exhibit 10.23

Peraso Technologies Inc. 144 Front St W Ste 685 Toronto, Ontario M5J 2L7

April 19, 2023

Bradley Lynch

Re: Amendment to Offer of Employment dated August 1, 2009

Dear Brad:

This letter (this “Amendment”) amends your employment agreement, dated August 1, 2009, as amended on April 15, 2022 (the “Agreement”), with Peraso Technologies Inc. (the “Company”), to include an exchange rate clause. Except as specifically noted in this Amendment, the Agreement and its terms and conditions shall remain in full force and effect.

This Amendment is intended to be binding, and if the terms contained in this Amendment are acceptable to you, please acknowledge your acceptance by signing in the signature block below. Capitalized terms used and not otherwise defined herein shall have the meaning given to them in the Agreement.

Upon due execution of this Amendment, the Offer Letter is hereby amended by adding Section 7 Currency Exchange thereto:

“7. Currency Exchange

For purposes of calculating any cash compensation amounts payable by the Company under (i) this Agreement, including Base Salary and Bonus amounts, and (ii) the Change-In-Control and Severance Policy, each payment shall be converted into Canadian dollars at the exchange rate reported by the Bank of Canada (or such other equivalent exchange rate source, as determined by the Company) as of 5:00 p.m. Pacific Time on the first business day of each calendar quarter during which the payment is made.”

In the event of any conflicts or inconsistencies between the provision of this Amendment and the Agreement, this Amendment will control.

Sincerely,

Peraso Technologies Inc.

/s/ Ronald Glibbery
Name: Ronald Glibbery
Title: Chief Executive Officer

ACCEPTED AND AGREED TO

This 19th day of April, 2023.

/s/ Bradley Lynch
Bradley Lynch